Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-26926, 333-221687, 333-216243, 333-214657, 333-212845, 333-209024, and 333-196880 and Form S-8 Nos. 333-226927, 333-193075, 333-134208, and 333-119661) of our report dated February 15, 2019, relating to the consolidated financial statements of Westwater Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Moss Adams LLP

Denver, Colorado

February 15, 2019